UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2009

California Coastal Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17189	02-0426634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Executive Circle, Suite 250, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 250-7700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 1, 2009, California Coastal Communities, Inc. (the “Company”) entered into (i) a Senior Secured Revolving Loan Forbearance Agreement (the “Revolving Forbearance Agreement”) with KeyBank National Association (“KeyBank” or the “Agent”) as a lender and as syndication agent under that certain Senior Secured Revolving Credit Agreement dated as of September 15, 2006 as amended from time to time (the “Revolving Loan Agreement”); and (ii) a Senior Secured Term Loan Forbearance Agreement (the “Term Forbearance Agreement”) with KeyBank as a lender and as syndication agent under that certain Senior Secured Term Loan Agreement dated as of September 15, 2006 as amended from time to time (the “Term Loan Agreement”) (collectively, the Revolving Forbearance Agreement and the Term Forbearance Agreement being referred to herein as the “Forbearance Agreements” and the Revolving Loan Agreement and the Term Loan Agreement being referred to herein as the “Loan Agreements”).  KeyBank has advised the Company that it has received the consent of various other lenders, who together with KeyBank hold over 66.66% of the principal amount outstanding under each of the Loan Agreements, to enter into the forbearance contained in the Forbearance Agreements.

The Forbearance Agreements provide that the Agent and Lenders will not seek to enforce any rights with respect to the defaults described in Item 2.04 below.

The Forbearance Agreements terminate on November 1, 2009 or upon such earlier date as any further defaults may occur.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 28, 2009, the Company received a notice of an event of default from KeyBank with respect to the loan-to-value covenant of the Revolving Loan Agreement which, but for the Forbearance Agreements, would give rise to the right to accelerate the indebtedness under each of the Loan Agreements.  As of September 30, 2009, approximately $81.7 million of principal was outstanding under the Revolving Loan Agreement and approximately $99.8 million of principal was outstanding under the Term Loan Agreement.

On October 1, 2009, the Company received a notice of an event of default from KeyBank with respect to the Company’s nonpayment of approximately $1.7 million of principal that was due on September 30, 2009 under the terms of the Revolving Loan Agreement which, but for the Forbearance Agreements, would give rise to the right to accelerate the indebtedness under each of the Loan Agreements.

Even though the Agent has received the required lender approvals indicated in Item 1.01 above, as a result of not having received a waiver from, or an amendment by, all of the lenders under the Revolving Loan Agreement with respect to the Company’s nonpayment of $1.7 million of principal that was due on September 30, 2009, a triggering event has occurred which could give rise to the immediate acceleration of the payment of all outstanding principal and accrued interest under both of the Loan Agreements.  The Forbearance Agreements also provide that the Agent and Lenders will not seek to enforce any remedies with regard to this payment default during the forbearance period ending November 1, 2009.  The Company believes that any efforts to enforce such payment obligations, or otherwise accelerate the indebtedness under either of the Loan Agreements, would be automatically stayed under Chapter 11 of the United States Bankruptcy Code in the event that the Company elected to file for protection under such laws.

The Company intends to use the forbearance period to negotiate a restructuring of its obligations under the Loan Agreements.

Item 8.01	Other Events.

Home Sales Update

During the quarter ended September 30, 2009 the Company’s Brightwater project in Huntington Beach, California generated 15 net new sales orders compared with six net new orders in the comparable quarter of 2008, 11 net new orders in the second quarter of 2009 and five net new orders in the first quarter of 2009.  Ten of the 15 net new orders during the quarter were generated over the last five weeks.  The Company delivered seven and 21 homes at Brightwater in the third quarter of 2009 and the first nine months of 2009, respectively, compared with the delivery of seven and 16 homes during the comparable periods of 2008. The Company has 17 Brightwater homes in backlog with an aggregate sales value of $21.4 million as of September 30, 2009.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description
99.1	Senior Secured Revolving Loan Forbearance Agreement dated October 1, 2009.
99.2	Senior Secured Term Loan Forbearance Agreement dated October 1, 2009.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the potential impact of acceleration of its indebtedness and a potential Chapter 11 proceeding, which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, see the Company’s most recent Quarterly Report on Form 10-Q and other documents as filed with the Securities and Exchange Commission.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2009	California Coastal Communities, Inc.

	By:	/s/ Sandra G. Sciutto
Sandra G. Sciutto
Chief Financial Officer and
Senior Vice President